UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 11, 2008

BELO CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of in Company or organization)	1-8598 (Commission File Number)	75-0135890 (I.R.S. Employer Identification No.)

P. O. Box 655237 Dallas, Texas (Address of principal executive offices)		75265-5237 (Zip Code)
Registrant’s telephone number, including area code: (214) 977-6606
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On January 11, 2008, the Company issued a press release announcing that its Board of Directors had approved details of the Company’s previously-announced plan to create separate television and newspaper businesses through the spin-off of its newspapers and related assets into a publicly-traded company called A. H. Belo Corporation. The transaction will be completed through a special tax-free stock dividend distribution to shareholders on all outstanding shares of Belo Corp. common stock. A copy of the press release (expressly including, without limitation, the last two paragraphs, regarding forward-looking statements) is attached as Exhibit 99.1 and is incorporated by reference herein.
Even if, as expected, the distribution otherwise qualifies for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended, Belo Corp. (but not its shareholders) will recognize approximately $51.9 million of previously deferred intercompany gains in connection with the distribution, resulting in an approximate $18 million federal income tax obligation and a state tax obligation in an amount that is not presently estimable. If such gains are adjusted then (i) Belo Corp. and A. H. Belo Corporation shall be responsible for paying the additional tax associated with any increase in such gains in the ratio of one-third and two-thirds, respectively, and (ii) Belo Corp. shall be entitled to any refund attributable to any reduction of such gains except to the extent the refund is attributable to an increase in the amount of such gains from approximately $51.9 million, in which case the refund or portion thereof shall also be shared between Belo Corp. and A. H. Belo Corporation in the ratio of one-third and two-thirds, respectively.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release issued by Belo Corp. on January 11, 2008

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 15, 2008	BELO CORP.

	By:	/s/ Russell F. Coleman
Russell F. Coleman
Vice President/General Counsel

EXHIBIT INDEX

99.1	Press Release issued by Belo Corp. on January 11, 2008